1 Non-GAAP reconciliation - 2016 outlook (1) (2) (2) (3) Note: Guidance given as of May 9, 2016 except for the exclusion of an adjustment for percentage of completion accounting (unfavorable $17M in Adjusted EBITDA in both scenarios) following the SEC’s publication of compliance and disclosure interpretations related to non-GAAP financial measures on May 17, 2016. Guidance reflects the estimated impact of purchase accounting on revenue. Other effects of purchase accounting are still under review and are not reflected in the guidance. These expectations of future performance are for continuing operations and exclude the impact of any potential acquisitions or restructuring activities. Our full year numbers will not reflect a full 8 months of Vistana as the transaction closed on May 11, 2016 Includes amortizations, expected prepayments on underlying notes and $36M payoff of 2010 securitization Exhibit 99.1 Low High Adjusted EBITDA 282 $ 302 $ Non-cash compensation expense (17) (17) Acquisition related and restructuring costs (8) (8) Depreciation and amortization (64) (64) Interest, net (24) (24) Income tax provision (64) (71) Net income attributable to common stockholders 105 $ 118 $ Net cash provided by operating activities 138 $ 153 $ Securitization proceeds net of debt issuance costs 325 325 Repayments of securitized debt 2 (155) (155) Changes in restricted cash (14) (14) Transaction related expenses 18 18 Less: Capital expenditures (157) (142) Adjusted free cash flow 155 $ 185 $ Current Guidance (In millions) ILG plus 8 months of Vistana 1